Exhibit 99.1

Media Contact: Rich Bulger 703-682-6318

Investor Contact: Ahmed Pasha 703-682-6451

AES Reports 6% Increase in Adjusted Earnings Per Share of $1.04 for 2011, Meeting or Exceeding Guidance Targets for All Key Metrics

Announces 21% Increase in Expected Adjusted EPS in 2012 and an Average Annual Total Return Target of 8% to 10% from 2013 Through 2015

2011 Results

•

Full year Adjusted Earnings Per Share increased $0.06 to $1.04, exceeding high end of previously issued guidance range, driven by contributions from new businesses, higher demand in Latin America, and favorable foreign currency exchange rates

•	Full year Diluted Earnings Per Share from Continuing Operations decreased $0.04 to $0.59 due to unrealized currency and derivative mark-to-market losses

•

Full Year Consolidated Cash Flow from Operating Activities of $2.9 billion, Proportional Free Cash Flow of $932 million, and Subsidiary Distributions of $1.3 billion met or exceeded previously issued guidance

Other Significant Announcements

•	Updated its 2012 guidance for Adjusted Earnings Per Share to a range of $1.22 to $1.30, based on commodity and foreign currency forward curves as of December 30, 2011

•

Updated its 2012 guidance for Diluted Earnings Per Share from Continuing Operations to a range of $1.28 to $1.36, reflecting an expected asset sale gain and unrealized foreign currency and derivative losses

•	Announced a projected compounded average annual total return target of 8% to 10% from 2013 to 2015, comprised of Adjusted Earnings Per Share growth and dividend yield targets

•	On track to initiate a $120 million annual dividend in the third quarter of 2012, with the first payment expected in the fourth quarter

•	Announced the sales of Red Oak and Ironwood, two gas-fired power plants in the United States, for total proceeds of approximately $230 million

•	Continued execution of asset sales program; closed or signed asset sales agreements representing a total of $763 million in proceeds since September 2011

ARLINGTON, Va., February 27, 2012 – The AES Corporation (NYSE: AES) today reported a 6% increase in Adjusted Earnings Per Share (EPS) in 2011. New businesses in Europe and Latin America, demand and volume growth in Latin America, and favorable foreign currency exchange rates drove strong performance during the year. These trends were partially offset by the financing costs related to the acquisition of DPL Inc., the parent company of Dayton Power & Light (DP&L), a lower tariff at Eletropaulo in Brazil, and reduced contributions from certain European generation businesses.

“Last fall, we announced our plans to narrow our geographic focus, sell certain assets that are not core to our business and use our discretionary cash flow to maximize shareholder returns and continue to grow in key markets. Since then we have received almost $530 million in cash and signed sale agreements for another $230 million. At the same time, we commissioned 2,000 MW of new capacity last year and we completed the acquisition of DP&L, which adds an additional 3,800 MW of capacity and 500,000 distribution customers,” said Andrés Gluski, AES President and Chief Executive Officer. “Looking forward, we will continue to execute on focusing and simplifying our portfolio while achieving incremental cost savings of $50 million in 2012 and another $50 million by the end of 2013. We expect to be able to deliver an increase in Adjusted EPS of 21% this year and average annual total returns to our shareholders of 8% to 10% from 2013 to 2015.”

“We met or exceeded our 2011 guidance for Adjusted EPS and cash flow metrics, overcoming volatile macroeconomic and commodity conditions,” said Victoria D. Harker, AES Executive Vice President, Chief Financial Officer and President of Global Business Services. “We will continue to benefit from the momentum of new capacity additions and cost savings initiatives, including the implementation of strategic sourcing programs and right-sizing our business platform. As a result, we expect to generate $1.15 billion in proportional free cash flow in 2012, a 23% increase over 2011. When combined with asset sales proceeds, we will have many levers available to us to achieve our total return commitments.”

Additional Highlights

•

In addition to expected Adjusted EPS growth of 21% in 2012, the Company announced an average annual total return target for shareholders of 8% to 10% from 2013 through 2015 based on 2012 Adjusted EPS of $1.26, comprised of:

-	Adjusted EPS growth of 7% to 9% from its existing businesses, completion of capacity under construction, planned cost reductions and the redeployment of parent free cash flow and asset sale proceeds in debt repayment, share buybacks and new investments; and

-	An annual dividend of $120 million expected to be initiated in the third quarter of 2012, with the first payment in the fourth quarter of 2012, representing a yield of approximately 1.1%, which the Company expects to grow consistent with business performance and market conditions.

•	AES provided an update on its asset sales program. Since September 2011, the Company has announced asset sales representing proceeds of approximately $763 million.

-	Closed transactions and proceeds:

o	80% sale of the Company’s interests in Cartagena (Spain) closed in February 2012: $229 million;

o	AES Atimus (Brazil) closed in October 2011: $284 million; and

o	Bohemia (Czech Republic) and Edes and Edelap (Argentina) closed in October and November 2011, respectively: $16 million.

-	Subject to regulatory approvals and potential purchase price adjustments, signed asset sales of two power plants in the U.S. Red Oak will be purchased by Energy Capital Partners and Ironwood will be purchased by PPL generation LLC, a wholly-owned subsidiary of PPL Corporation. Total equity proceeds to AES for these transactions are approximately $230 million.

2012 Guidance

The midpoint of the Company’s prior Adjusted EPS guidance of $1.32 was based on commodity and foreign currency forward curves as of October 31, 2011. Consistent with its prior practice, the Company updated its 2012 guidance to reflect the forward curves for commodities and foreign currencies as of December 30, 2011. This resulted in a $0.06 reduction in the Adjusted EPS guidance midpoint. Accordingly, the Company has updated its Adjusted EPS midpoint to $1.26.

Table 1: Key Elements of Updated 2012 Guidance

Updated 2012 Guidance
Diluted EPS from Continuing Operations	$1.28-$1.36
Adjusted EPS (a non-GAAP financial measure)	$1.22-$1.30
Consolidated Cash Flow from Operating Activities	$3,100-$3,300
Proportional Free Cash Flow (a non-GAAP financial measure)	$1,050-$1,250 million
Subsidiary Distributions (a non-GAAP financial measure)	$1,325-$1,525 million

Key Assumptions for 2012 Guidance

•	Effective tax rate in line with 2011, which includes anticipated extension of TIPRA benefits;

•	768 million shares; guidance does not assume any additional share repurchases;

•	Includes the impacts of closed asset sales as of February 2012, including Argentine utilities, Brazil Telecom, 80% of Cartagena plant in Spain and Bohemia plant in Czech Republic;

•	Does not include the impact of additional transactions recently announced (but not yet closed) including the Red Oak and Ironwood sales;

•	No use of proceeds from asset sales ($529 million closed and $234 million pending), except for debt repayment of approximately $197 million at Brasiliana subsidiary;

•	No use of parent free cash flow of approximately $600 million by the end of 2012; and

•	Foreign currency and commodity assumptions from the forward curve as of December 30, 2011;

o	Brazilian Real assumption from the forward curve as of January 13, 2012.

Table 2: Results for Fourth Quarter 2011 and Full Year 2011

	Fourth Quarter 2010			Fourth Quarter 2011			Full Year 2010			Full Year 2011			Full Year 2011 Guidance
Consolidated Revenue	$	4,230	M	$	4,269	M	$	15,828	M	$	17,274	M		NA
Consolidated Gross Margin	$	1,030	M	$	1,095	M	$	3,936	M	$	4,134	M	$	4,000-4,200	M
Proportional Gross Margin[1]	$	603	M	$	684	M	$	2,399	M	$	2,507	M	$	2,450-2,650	M
Consolidated Cash Flow from Operating Activities	$	1,048	M	$	571	M	$	3,465	M	$	2,884	M	$	2,650-2,850	M
Proportional Cash Flow from Operating Activities[1]	$	542	M	$	334	M	$	1,848	M	$	1,572	M	$	1,400-1,600	M
Consolidated Free Cash Flow[1]	$	734	M	$	309	M	$	2,667	M	$	1,924	M	$	1,750-1,950	M
Proportional Free Cash Flow[1]	$	326	M	$	168	M	$	1,291	M	$	932	M	$	750-950	M
Subsidiary Distributions to the Parent Company[2]	$	331	M	$	371	M	$	1,219	M	$	1,337	M	$	1,200-1,300	M
Diluted EPS from Continuing Operations	$	0.16		$	0.12		$	0.63		$	0.59		$	0.63-0.69
Adjusted EPS[1]	$	0.25		$	0.23		$	0.98		$	1.04		$	0.97-1.03

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
[2]	See definitions.

Key drivers of Fourth Quarter results include (comparison of Q4 2011 vs. Q4 2010):

•

Consolidated Revenue increased by $39 million to $4.3 billion, benefiting from: (i) contributions from new businesses including DP&L in the United States, Maritza in Bulgaria, and Angamos in Chile; (ii) higher volume at its businesses in Brazil due to higher market demand; (iii) increased generation in Asia; and (iv) higher rates in El Salvador, the Ukraine and IPL. These gains were partially offset by: (i) unfavorable foreign currency translation; (ii) lower prices at Eletropaulo in Brazil, primarily related to the estimated impact of the July 2011 tariff reset; (iii) lower volumes in Chile and Spain; and (iv) the unfavorable impact of a non-cash, unrealized mark-to-market derivative loss at Sonel in Cameroon.

•

Consolidated Gross Margin increased by $65 million to $1.1 billion, benefiting from: (i) increased volume at its generation businesses in Latin America; (ii) higher spot pricing and receipt of insurance proceeds in Panama; (iii) contributions from new businesses; and (iv) lower fixed costs at Eletropaulo due to the reversal of a provision related to VAT payable on commercial losses. These gains were partially offset by: (i) unfavorable foreign currency translation; (ii) lower prices at Eletropaulo in Brazil; and (iii) the non-cash, unrealized mark-to-market derivative loss at Sonel.

•	Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $81 million to $684 million.

•	Consolidated Cash Flow from Operating Activities decreased by $477 million to $571 million. This decrease was primarily due to a decrease at its Latin America utility businesses.

•	Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $208 million to $334 million.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $425 million to $309 million, driven by lower operating cash flow as described above, offset partially by a reduction of $52 million in maintenance and environmental capital expenditures, net of reinsurance proceeds, primarily driven by North America and Latin America utilities businesses.

•	Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $158 million to $168 million.

•

Diluted EPS from Continuing Operations decreased by $0.04 per share to $0.12 per share due primarily to higher unrealized foreign currency losses in the fourth quarter of 2011 compared to the fourth quarter of 2010 and the transaction costs related to the acquisition of DP&L, partially offset by the positive factors driving gross margin.

•

Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $0.02 to $0.23 per share, as the financing costs related to the DP&L acquisition offset the favorable factors driving gross margin. Table 3 provides a reconciliation of Diluted EPS to Adjusted EPS for fourth quarter of 2011 as compared to fourth quarter of 2010.

Table 3: Reconciliation of Diluted EPS to Adjusted EPS for Q4 2011 as compared to Q4 2010

	Q4 2011	Q4 2010
Diluted Earnings/(Loss) Per Share from Continuing Operations	$0.12	$0.16
Derivative Mark-to-Market (Gains)/Losses	$—	$(0.01)
Currency Transaction (Gains)/Losses	$0.03	$—
Impairment Losses	$0.08	$0.08
Debt Retirement (Gains)/Losses	$—	$0.02

Adjusted Earnings Per Share	$0.23	$0.25

See Appendix for more detail and additional reconciliations for non-GAAP measures. Diluted weighted-average shares outstanding for non-GAAP measures: 769 million (2011) and 794 million (2010).

Key drivers of Full Year results include (comparison of 2011 vs. 2010):

•

Consolidated Revenue increased by $1.4 billion to $17.3 billion, benefiting from: (i) favorable impacts of foreign currency; (ii) contributions from new businesses including Ballylumford in Northern Ireland, DP&L in the United States, Angamos in Chile and Maritza in Bulgaria; (iii) higher prices in Argentina and Chile; (iv) increased volume at its Brazilian utilities due to higher demand; and (v) higher prices at its utilities in El Salvador due to higher fuel prices and drier weather. These gains were partially offset by: (i) lower prices at its utility businesses in Brazil, primarily due to the estimated impact of the July 2011 tariff reset; and (ii) lower volumes at its businesses in Spain and Hungary.

•

Consolidated Gross Margin increased by $198 million to $4.1 billion, benefiting from: (i) favorable impacts of foreign currency; (ii) contributions from new businesses; (iii) higher volumes in Chile; (iv) increased volume at its Brazilian utilities; and (v) increased volume and prices in the Dominican Republic. These gains were partially offset by: (i) lower prices at Eletropaulo; (ii) the impact of a non-cash, unrealized mark-to-market derivative loss in Cameroon; (iii) lower volume and rate in Hungary; (iv) lower rate and volume at Kilroot in Northern Ireland; and (v) an increase in global fixed costs, particularly in Latin America.

•	Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $108 million to $2.5 billion.

•

Consolidated Cash Flow from Operating Activities decreased by $581 million to $2.9 billion. This decrease was primarily due to: (i) a decrease at its Latin America utilities due to higher tax payments, higher working capital requirements at Eletropaulo, higher payments for energy purchases, operations and maintenance expenses and pension contributions, partially offset by higher receivables collections at Sul; (ii) a decrease from its North America generation businesses due to reduced operations in New York prior to its deconsolidation in December 2011 and higher working capital requirements in Puerto Rico, partially offset by the deconsolidation of Thames; and (iii) a decrease at Masinloc in the Philippines.

•	Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $276 million to $1.6 billion.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $743 million to $1.9 billion due to lower operating cash flow at its Latin America utilities, North America generation, and Asia generation businesses, as well as higher maintenance and environmental capital expenditures of $162 million, net of reinsurance proceeds, primarily driven by its Latin America generation businesses.

•	Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $359 million to $932 million.

•

Diluted EPS from Continuing Operations decreased $0.04 per share to $0.59 per share due to unrealized currency and derivative mark-to-market losses and the transaction costs related to the acquisition of DP&L, partially offset by the positive factors driving gross margin.

•

Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased $0.06 to $1.04 per share. This increase is due to new businesses, higher volume and demand in Latin America, and favorable foreign currency exchange rates. These favorable trends were partially offset by the transaction costs related to the acquisition of DP&L, lower prices at Eletropaulo in Brazil, and lower volumes and rates at certain European generation businesses. Table 4 provides a reconciliation of Diluted EPS to Adjusted EPS for 2011 as compared to 2010.

Table 4: Reconciliation of Diluted EPS to Adjusted EPS for 2011 as compared to 2010

	2011	2010
Diluted Earnings Per Share from Continuing Operations	$0.59	$0.63
Derivative Mark-to-Market (Gains)/Losses	$0.01	—
Currency Transaction (Gains)/Losses	$0.04	$(0.05)
Impairment Losses	$0.36	$0.37
Debt Retirement (Gains)/Losses	$0.04	$0.03

Adjusted Earnings Per Share	$1.04	$0.98

See Appendix for more detail and additional reconciliations for non-GAAP measures. Diluted weighted-average shares outstanding: 783 million (2011) and 774 million (2010).

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Proportional Gross Margin, Adjusted Gross Margin, Proportional Adjusted Gross Margin, Proportional Cash Flow From Operating Activities, Consolidated Free Cash Flow, Proportional Free Cash Flow as well as reconciliations to the most comparable GAAP financial measure.

Attachments

Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information, 2011 Financial Guidance and 2012 Financial Guidance.

Conference Call Information

AES will host a conference call on Monday, February 27, 2012 at 10:00 a.m. Eastern Standard Time (EST). Interested parties may listen to the teleconference by dialing 1-800-857-6557 at least ten minutes before the start of the call. International callers should dial +1-415-228-4653. The participant passcode for this call is 22712. Internet access to the presentation materials will be available on the AES website at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Reports.”

A telephonic replay of the call will be available from approximately 12:00 p.m. EST on Monday,

February 27, 2012 through Monday, March 19, 2012. Callers in the U.S. please dial 1-888-568-0361. International callers should dial +1-203-369-3911. The system will ask for a passcode; please enter 22712. A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 27 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 27,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2011 revenues were $17 billion and we own and manage $45 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’ 2011 Annual Report on Form 10-K. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2011 Annual Report on Form 10-K dated on or about February 24, 2012 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2011, 2010, AND 2009

	2011	2010	2009
	(in millions, except per share amounts)
Revenue:
Regulated	$9,504	$8,910	$7,601
Non-Regulated	7,770	6,918	5,509

Total revenue	17,274	15,828	13,110

Cost of Sales:
Regulated	(7,134)	(6,532)	(5,542)
Non-Regulated	(6,006)	(5,360)	(4,211)

Total cost of sales	(13,140)	(11,892)	(9,753)

Gross margin	4,134	3,936	3,357

General and administrative expenses	(391)	(392)	(339)
Interest expense	(1,603)	(1,503)	(1,461)
Interest income	400	408	344
Other expense	(156)	(234)	(104)
Other income	149	100	459
Gain on sale of investments	8	—	131
Goodwill impairment	(17)	(21)	(122)
Asset impairment expense	(225)	(389)	(20)
Foreign currency transaction gains (losses)	(38)	(33)	35
Other non-operating expense	(82)	(7)	(12)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	2,179	1,865	2,268
Income tax expense	(636)	(579)	(557)
Net equity in earnings (losses) of affiliates	(2)	184	93

INCOME FROM CONTINUING OPERATIONS	1,541	1,470	1,804
Income (loss) from operations of discontinued businesses, net of income tax expense (benefit) of $(27), $(270) and $45, respectively	(97)	(475)	101
Gain (loss) from disposal of discontinued businesses, net of income tax expense (benefit) of $300, $132 and $0, respectively	86	64	(150)

NET INCOME	1,530	1,059	1,755
Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	(1,083)	(986)	(1,080)
Less: Income from discontinued operations attributable to noncontrolling interests	(389)	(64)	(17)

Total net income attributable to noncontrolling interests	(1,472)	(1,050)	(1,097)

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION	$58	$9	$658

BASIC EARNINGS (LOSS) PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.59	$0.63	$1.09
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.52)	(0.62)	(0.10)

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.07	$0.01	$0.99

DILUTED EARNINGS (LOSS) PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.59	$0.63	$1.08
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.52)	(0.62)	(0.10)

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.07	$0.01	$0.98

AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income from continuing operations, net of tax	$458	$484	$724
Discontinued operations, net of tax	(400)	(475)	(66)

Net income	$58	$9	$658

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2011	2010	2011	2010
REVENUE
Latin America - Generation	$1,172	$1,103	$4,982	$4,281
Latin America - Utilities	1,692	1,838	7,374	6,987
North America - Generation	354	354	1,465	1,453
North America - Utilities	436	276	1,326	1,145
Europe - Generation	425	454	1,550	1,318
Asia - Generation	176	127	625	618
Corp/Other & eliminations	14	78	(48)	26

Total Revenue	$4,269	$4,230	$17,274	$15,828

GROSS MARGIN
Latin America - Generation	$532	$352	$1,840	$1,497
Latin America - Utilities	214	301	1,035	1,023
North America - Generation	100	115	400	410
North America - Utilities	50	43	220	249
Europe - Generation	119	89	359	310
Asia - Generation	42	43	178	240
Corp/Other & eliminations	38	87	102	207

Total Gross Margin	$1,095	$1,030	$4,134	$3,936

THE AES CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2011 AND 2010

	2011	2010
	(in millions, except share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,710	$2,525
Restricted cash	484	404
Short-term investments	1,356	1,718
Accounts receivable, net of allowance for doubtful accounts of $273 and $295, respectively	2,547	2,256
Inventory	789	552
Receivable from affiliates	7	27
Deferred income taxes - current	454	300
Prepaid expenses	158	215
Other current assets	1,576	1,024
Current assets of discontinued and held for sale businesses	147	425

Total current assets	9,228	9,446

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	1,095	1,124
Electric generation, distribution assets and other	31,948	26,514
Accumulated depreciation	(9,145)	(8,643)
Construction in progress	1,833	4,434

Property, plant and equipment, net	25,731	23,429

Other Assets:
Investments in and advances to affiliates	1,422	1,320
Debt service reserves and other deposits	916	652
Goodwill	3,733	1,271
Other intangible assets, net of accumulated amortization of $164 and $151, respectively	566	448
Deferred income taxes - noncurrent	715	589
Other noncurrent assets	2,340	1,937
Noncurrent assets of discontinued and held for sale businesses	682	1,419

Total other assets	10,374	7,636

TOTAL ASSETS	$45,333	$40,511

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,020	$1,988
Accrued interest	331	257
Accrued and other liabilities	3,419	2,493
Non-recourse debt - current, including $158 and $1,118, respectively, related to variable interest entities	2,152	2,533
Recourse debt - current	305	463
Current liabilities of discontinued and held for sale businesses	219	331

Total current liabilities	8,446	8,065

LONG-TERM LIABILITIES
Non-recourse debt - noncurrent, including $1,417 and $1,473, respectively, related to variable interest entities	13,936	11,643
Recourse debt - noncurrent	6,180	4,149
Deferred income taxes - noncurrent	1,328	892
Pension and other post-retirement liabilities	1,729	1,505
Other long-term liabilities	3,119	2,566
Long-term liabilities of discontinued and held for sale businesses	788	1,218

Total long-term liabilities	27,080	21,973

Commitments and Contingencies (see Notes 12 and 13)
Cumulative preferred stock of subsidiaries	78	60
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 807,573,277 issued and 765,186,316 outstanding at December 31, 2011 and 804,894,313 issued and 787,607,240 outstanding at December 31, 2010)	8	8
Additional paid-in capital	8,507	8,444
Retained earnings	678	620
Accumulated other comprehensive loss	(2,758)	(2,383)
Treasury stock, at cost (42,386,961 and 17,287,073 shares at December 31, 2011 and 2010, respectively	(489)	(216)

Total The AES Corporation stockholders’ equity	5,946	6,473
NONCONTROLLING INTERESTS	3,783	3,940

Total equity	9,729	10,413

TOTAL LIABILITIES AND EQUITY	$45,333	$40,511

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in millions)
OPERATING ACTIVITIES:
Net income	$445	$(169)	$1,530	$1,059
Adjustments to net income:
Depreciation and amortization	315	302	1,262	1,178
(Gain) loss from sale of investments and impairment expense	65	963	386	1,313
(Gain) loss on disposal and impairment write-down - discontinued operations	(389)	(107)	(388)	(209)
Provision for deferred taxes	(132)	(449)	(199)	(418)
Contingencies	(6)	(38)	30	37
(Gain) loss on the extinguishment of debt	10	25	62	34
Undistributed gain from sale of equity method investment	—	12	—	(106)
Other	84	50	149	(31)
Changes in operating assets and liabilities, net of effects of acquisitions:
(Increase) decrease in accounts receivable	(51)	38	(236)	(98)
(Increase) decrease in inventory	(23)	1	(141)	10
(Increase) decrease in prepaid expenses and other current assets	(74)	190	(7)	385
(Increase) decrease in other assets	(236)	(197)	(403)	(248)
Increase (decrease) in accounts payable and other current liabilities	122	132	322	136
Increase (decrease) in income taxes and other income tax payables, net	317	146	166	166
Increase (decrease) in other liabilities	124	149	351	257

Net cash provided by operating activities	571	1,048	2,884	3,465

INVESTING ACTIVITIES:
Capital expenditures	(598)	(782)	(2,430)	(2,310)
Acquisitions—net of cash acquired	(3,404)	(17)	(3,562)	(254)
Proceeds from the sale of businesses, net of cash sold	880	226	927	595
Proceeds from the sale of assets	28	12	117	23
Sale of short-term investments	1,884	1,203	6,075	5,786
Purchase of short-term investments	(2,228)	(1,255)	(5,860)	(5,795)
(Increase) decrease in restricted cash	225	(22)	61	(104)
(Increase) decrease in debt service reserves and other assets	95	(47)	(284)	(56)
Affiliate advances and equity investments	(64)	(20)	(155)	(97)
Proceeds from loan repayments	—	—	—	132
Proceeds from performance bond	—	—	199	—
Other investing	10	9	6	40

Net cash used in investing activities	(3,172)	(693)	(4,906)	(2,040)

FINANCING ACTIVITIES:
Issuance of common stock	—	1	—	1,567
Borrowings under the revolving credit facilities, net	311	4	437	78
Issuance of recourse debt	—	—	2,050	—
Issuance of non-recourse debt	1,702	443	3,218	1,940
Repayments of recourse debt	(2)	(295)	(476)	(914)
Repayments of non-recourse debt	(728)	(504)	(2,217)	(1,945)
Payments for financing fees	(49)	(11)	(202)	(61)
Distributions to noncontrolling interests	(98)	(294)	(1,088)	(1,245)
Contributions from noncontrolling interests	—	—	6	—
Financed capital expenditures	(18)	(2)	(31)	(23)
Purchase of treasury stock	(54)	(84)	(279)	(99)
Other financing	1	14	(6)	(4)

Net cash (used in) provided by financing activities	1,065	(728)	1,412	(706)
Effect of exchange rate changes on cash	(43)	29	(122)	8
(Increase) decrease in cash of discontinued and held for sale businesses	(82)	54	(83)	39

Total increase (decrease) in cash and cash equivalents	(1,661)	(290)	(815)	766
Cash and cash equivalents, beginning	3,371	2,815	2,525	1,759

Cash and cash equivalents, ending	$1,710	$2,525	$1,710	$2,525

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Reconciliation of Adjusted Earnings Per Share(1)

Diluted EPS From Continuing Operations	$0.12	$0.16	$0.59	$0.63
Derivative Mark-to-Market (Gains)/Losses(2)	—	(0.01)	0.01	—
Currency Transaction (Gains)/Losses(3)	0.03	—	0.04	(0.05)
Disposition/Acquisition (Gains)/Losses	—	—	—	—
Impairment Losses	0.08	0.08	0.36	0.37
Debt Retirement (Gains)/Losses	—	0.02	0.04	0.03

Adjusted Earnings Per Share(1)	$0.23	$0.25	$1.04	$0.98

(1)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to earnings per share, which is determined in accordance with GAAP.

(2)

Derivative mark-to-market (gains)/losses were net of income tax per share of $0.00 and $0.00 in the three months ended December 31, 2011 and 2010, respectively, and of $0.01 and $0.00 for the year ended December 31, 2011, and 2010, respectively.

(3)

Unrealized foreign currency transaction (gains)/losses were net of income tax per share of $0.00 and $0.00 in the three months ended December 31, 2011 and 2010, respectively, and of $0.00 and ($0.01) for the years ended December 31, 2011, and 2010, respectively.

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2011	2010	2011	2010
Reconciliation of Adjusted Gross Margin(1)

Consolidated Gross Margin	$1,095	$1,030	$4,134	$3,936
Add: Depreciation and Amortization	305	273	1,209	1,064
Less: General and Administrative Expenses	109	112	391	392

Adjusted Gross Margin(1)	$1,291	$1,191	$4,952	$4,608

Reconciliation of Proportional Gross Margin(2)

Consolidated Gross Margin	$1,095	$1,030	$4,134	$3,936
Less: Proportional Adjustment Factor	411	427	1,627	1,537

Proportional Gross Margin(2)	$684	$603	$2,507	$2,399

Reconciliation of Proportional Adjusted Gross Margin(1),(2)

Consolidated Adjusted Gross Margin	$1,291	$1,191	$4,952	$4,608
Less: Proportional Adjustment Factor	488	497	1,960	1,814

Proportional Adjusted Gross Margin(1),(2)	$803	$694	$2,992	$2,794

(1)

Adjusted Gross Margin is defined by the Company as: Gross margin plus depreciation and amortization less general and administrative expenses. AES believes adjusted gross margin is a useful measure for evaluating and comparing the operating performance of its businesses because it includes the direct operating costs of its business including overhead related expenses and excludes potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2011	2010	2011	2010
Calculation of Maintenance Capital Expenditures for Free Cash Flow (1) Reconciliation Below:

Maintenance Capital Expenditures	$244	$311	$889	$727
Environmental Capital Expenditures	23	3	82	71
Growth Capital Expenditures	349	470	1,490	1,535

Total Capital Expenditures	$616	$784	$2,461	$2,333

Reconciliation of Proportional Operating Cash Flow(2)

Consolidated Operating Cash Flow	$571	$1,048	$2,884	$3,465
Less: Proportional Adjustment Factor	237	506	1,312	1,617

Proportional Operating Cash Flow(2)	$334	$542	$1,572	$1,848

Reconciliation of Free Cash Flow(1)

Consolidated Operating Cash Flow	$571	$1,048	$2,884	$3,465
Less: Maintenance Capital Expenditures, net of reinsurance proceeds	239	311	878	727
Less: Environmental Capital Expenditures	23	3	82	71

Free Cash Flow(1)	$309	$734	$1,924	$2,667

Reconciliation of Proportional Free Cash Flow(1),(2)

Proportional Operating Cash Flow	$334	$542	$1,572	$1,848
Less: Proportional Maintenance Capital Expenditures, net of reinsurance proceeds and Environmental Capital Expenditures	166	216	640	557

Proportional Free Cash Flow(1),(2)	$168	$326	$932	$1,291

(1)

Free Cash Flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

PARENT FINANCIAL INFORMATION (unaudited)

Parent only data: last four quarters ($ in millions)	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	Dec. 31, 2011 Actual	Sep. 30, 2011 Actual	June 30, 2011 Actual	Mar. 31, 2011 Actual
Subsidiary distributions(1) to Parent & QHCs	$1,337	$1,298	$1,187	$1,143
Returns of capital distributions to Parent & QHCs	152	154	56	179

Total subsidiary distributions & returns of capital to Parent	$1,489	$1,452	$1,243	$1,322

Parent only data: quarterly ($ in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	Dec. 31, 2011 Actual	Sep. 30, 2011 Actual	June 30, 2011 Actual	Mar. 31, 2011 Actual
Subsidiary distributions(1) to Parent & QHCs	$371	$346	$394	$226
Returns of capital distributions to Parent & QHCs	14	102	8	28

Total subsidiary distributions & returns of capital to Parent	$385	$448	$402	$254

Parent Company Liquidity ($ in millions)	Balance at
Parent Company Liquidity(2)	Dec. 31, 2011 Actual	Sep. 30, 2011 Actual	June 30, 2011 Actual	Mar. 31, 2011 Actual
Cash at Parent & Cash at QHCs(3)	$200	$2,089	$2,303	$546
Availability under corporate credit facilities	493	788	774	772

Ending liquidity	$693	$2,877	$3,077	$1,318

(1)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)

Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (“QHCs”). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)

The cash held at QHCs represents cash sent to subsidiaries of the Company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION

2011 FINANCIAL GUIDANCE ELEMENTS(1)

2011 Financial Guidance (as of 11/4/2011) (1)
	Consolidated	Proportional Adjustment Factors(2)	Proportional
Income Statement Elements

Gross Margin	$4,000 to 4,200 million	$1,550 million	$2,450 to 2,650 million

Adjusted Gross Margin(3)	$4,850 to 5,050 million	$1,850 million	$3,000 to 3,200 million

Diluted Earnings Per Share From Continuing Operations (1)	$0.63 - $0.69

Adjusted Earnings Per Share Factors (1), (4)	$0.34(5)

Adjusted Earnings Per Share(4)	$0.97 to 1.03(5)

Cash Flow Elements

Net Cash From Operating Activities	$2,650 to 2,850 million	$1,250 million	$1,400 to 1,600 million

Operational Capital Expenditures (a)	$775 to 850 million	$250 million	$525 to 600 million

Environmental Capital Expenditures (b)	$75 to 100 million		$75 to 100 million

Maintenance Capital Expenditures (a + b)	$850 to 950 million	$250 million	$600 to 700 million

Free Cash Flow (6)	$1,750 to 1,950 million	$1,000 million	$750 to 950 million

Subsidiary Distributions(7)	$1,200 to 1,300 million

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$2,650 to 2,850 million	$1,250 million	$1,400 to 1,600 million

Less: Maintenance Capital Expenditures	$850 to 950 million	$250 million	$600 to 700 million

Free Cash Flow (6)	$1,750 to 1,950 million	$1,000 million	$750 to 950 million

Reconciliation of Adjusted Gross Margin

Gross Margin	$4,000 to 4,200 million	$1,550 million	$2,450 to 2,650 million

Plus: Depreciation & Amortization	$1,250 to 1,350 million	$300 million	$950 to 1,050 million

Less: General & Administrative	$450 million		$450 million

Adjusted Gross Margin(3)	$4,850 to 5,050 million	$1,850 million	$3,000 to 3,200 million

(1)

2011 Guidance is based on expectations for future foreign exchange rates and commodity prices as of September 30, 2011, except for Diluted Earnings Per Share from Continuing Operations and Adjusted Earnings Per Share Factors, which were updated in an 8-K filed on November 14, 2011.

(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)

Adjusted Gross Margin is reconciled above. Adjusted gross margin (a non-GAAP financial measure) is defined as gross margin plus depreciation and amortization less general and administrative expenses. AES believes adjusted gross margin is a useful measure for evaluating and comparing the operating performance of its businesses because it includes the direct operating costs of its business including overhead related expenses and excludes potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

(4)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to earnings per share, which is determined in accordance with GAAP. Non-GAAP financial measure as reconciled in the table.

(5)	Reconciliation of Adjusted EPS includes impairment losses of $0.31, debt retirement losses of $0.04, derivative gains of $0.01.
(6)

Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt. Measures for definition.

(7)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

THE AES CORPORATION

2012 FINANCIAL GUIDANCE ELEMENTS(1)

2012 Financial Guidance (as of 2/27/2012)
	Consolidated	Proportional Adjustment Factors(2)	Proportional
Income Statement Elements

Gross Margin	$4,000 to 4,200 million	$1,300 million	$2,700 to 2,900 million

Adjusted Gross Margin(3)	$5,125 to 5,325 million	$1,600 million	$3,525 to 3,725 million

Diluted Earnings Per Share From Continuing Operations	$1.28 to 1.36

Adjusted Earnings Per Share Factors(4)	($0.06)(5)

Adjusted Earnings Per Share(4)	$1.22 to 1.30(5)

Cash Flow Elements

Net Cash From Operating Activities	$3,100 to 3,300 million	$1,175 million	$1,925 to 2,125 million

Operational Capital Expenditures (a)	$1,050 to 1,125 million	$300 million	$725 to 850 million

Environmental Capital Expenditures (b)	$100 to 125 million	$25 million	$75 to 100 million

Maintenance Capital Expenditures (a + b)	$1,150 to 1,250 million	$325 million	$800 to 950 million

Free Cash Flow (6)	$1,900 to 2,100 million	$850 million	$1,050 to 1,250 million

Subsidiary Distributions(7)	$1,325 to 1,525 million

Parent Free Cash Flow (8)	$550 to $650 million

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$3,100 to 3,300 million	$1,175 million	$1,925 to 2,125 million

Less: Maintenance Capital Expenditures	$1,150 to 1,250 million	$325 million	$800 to 950 million

Free Cash Flow (6)	$1,900 to 2,100 million	$850 million	$1,050 to 1,250 million

Reconciliation of Parent Free Cash Flow

Subsidiary distributions	$1,325 to 1,525 million

Less: Cash Interest	$450 to 500 million

Less: Cash for development, SGA, and taxes	$325 to 375 million

Parent Free Cash Flow (8)	$550 to 650 million

Reconciliation of Adjusted Gross Margin

Gross Margin	$4,000 to 4,200 million	$1,300 million	$2,700 to 2,900 million

Plus: Depreciation & Amortization	$1,400 to 1,500 million	$300 million	$1,100 to 1,200 million

Less: General & Administrative	$300 to 350 million		$300 to 350 million

Adjusted Gross Margin(3)	$5,125 to $5,325 million	$1,600 million	$3,525 to 3,725 million

(1)	2012 Guidance is based on expectations for future foreign exchange rates and commodity prices as of December 30, 2011, except for the Brazilian Real, which is updated through January 13, 2012.
(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)

Adjusted Gross Margin is reconciled above. Adjusted Gross Margin (a non-GAAP financial measure) is defined as gross margin plus depreciation and amortization less general and administrative expenses. AES believes adjusted gross margin is a useful measure for evaluating and comparing the operating performance of its businesses because it includes the direct operating costs of its business including overhead related expenses and excludes potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

(4)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to earnings per share, which is determined in accordance with GAAP. Non-GAAP financial measure as reconciled in the table.

(5)

Reconciliation of Adjusted EPS includes unrealized foreign currency losses of $0.04, derivative losses of $0.01, debt retirement losses of $0.01, impairment losses of $0.03, and disposition gains of $0.15.

(6)

Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(7)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(8)

Parent Free Cash Flow is reconciled above. Parent Free Cash Flow (a non-GAAP financial measure) is defined as subsidiary distributions less parent cash interest less cash for development, general and administrative, and taxes.